EMPLOYMENT AGREEMENT

This Employment Agreement dated this 5th day of October, 2012, (the “Effective Date”), by and between Cleartronic, Inc., a Florida corporation with offices in Boca Raton, Florida  (the “Company”), and Larry M. Reid, (the “Executive”).

WITNESSETH:

WHEREAS, the Company is engaged in and seeks to expand its business in the communications industry and related industry segments, and the Executive has experience in managing and operating businesses and as a senior management executive that would be very beneficial to the Company’s operations and future prospects;

WHEREAS, the Company believes its progress and its prospects for future development and growth would be enhanced if the Executive were to continue to serve as the Company’s Chief Executive Officer;

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized this Agreement with the Executive and has approved its terms and conditions, all of which the Board has found to be reasonable, proper, and in the best interest of the Company;

WHEREAS, the Company and the Executive desire to set forth the terms and conditions pursuant to which the Executive will be employed to the Company; and

WHEREAS, the Executive is willing to be employed by the Company pursuant to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, the parties to this agreement hereby agree as follows:

EMPLOYMENT DUTIES AND COMPENSATION

(a)

Initial Terms of Employment and Duties. The Company and the Executive hereby agree that for a 1 year period beginning on the Effective Date, the Company shall employ the Executive and the Executive shall perform services for the Company both on and offsite.  The last day of the 1 year period shall be the “Termination Date” for purposes of this Agreement. Termination of this agreement can be made by either party without penalty upon 10 days written notice.

(b)

Renewal of Term. Unless the Company shall have given the Executive written notice at least 180 days prior to the Termination Date, this Agreement shall renew and continue in effect for additional one-year periods (and all provisions of this anniversary from such original Termination Date shall thereafter be designated as the “Termination Date” for all purposes under this Agreement, provided, however, that the Company may, at its election at any time after the expiration of the initial term of this Agreement, give the Executive notice of Termination, in which event the Executive shall continue to receive, as severance pay, his base salary, if any, and benefits set forth in Paragraphs (d) and (f) below for 12 full months  following such notice of termination. During such 12-month severance period, the Board may modify the Executive’s duties as described below. The Company agrees that it will not unreasonably withhold any annual renewals of this Agreement.

(c)

Duties.  As Director of the Company, the Executive shall carry out the strategic plans and policies as established by the business plan of the Company. The executive will advise the company from time to time on organization, hiring, mergers, and execution of the business plan.

(d)

Compensation: The Executive will be paid in addition to a base salary of $5,000 per month and 3,000,000,000 shares of common stock, all of which is fully paid and non-assessable. The stock compensation in this agreement is in addition to previously issued stock compensation.

COMPANY:

EXECUTIVE:

/s/ Larry Reid

/s/ Larry Reid

Signature

Director

Date 10/5/12

Title

Date 10/5/12

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